Exhibit 15.4

Our ref           JUH/660390-000001/6008651v1

Direct tel        +852 3690-7431

E-mail            juno.huang@maplesandcalder.com

Jiayuan.com International Ltd.

Room 1005, 10th Floor, ChangXin Plaza

No.39 An Ding Road

Chao Yang District

Beijing, China

29 April 2013

Dear Sir

Jiayuan.com International Ltd. (the “Company”)

We have acted as legal advisers as to the laws of the Cayman Islands to Jiayuan.com International Ltd. an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the year ended 31 December 2012 (“Form 20-F”).

We hereby consent to the reference of our name under the heading “You may have difficulties in enforcing judgments obtained against us” in the Form 20-F.

Yours faithfully

/s/ Maples and Calder
Maples and Calder